EXIBIT 5
August 24, 2010

Cedar Shopping Centers, Inc.
44 South Bayles Avenue
Port Washington, NY  11050

Ladies and Gentlemen:

You (the “Company”) have requested our opinion in connection with your filing of a shelf registration statement on Form S-3 (the “Registration Statement”) registering 9,738,426 shares of common stock, $.06 par value per share (the “Common Stock”) of the Company to be sold to  the public from time to time by the selling stockholders named  therein, including shares of common stock issuable upon exercise of a warrant or conversion of limited partnership interests.

In furnishing this opinion, we have examined copies of the Registration Statement, your Articles of Incorporation and By-Laws, as amended to date, and the appropriate minutes of the meetings of the Board of Directors. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of your officers and representatives and others.

Based upon and subject to the foregoing, it is our opinion that the Common Stock (including any Common Stock issuable upon exercise of the warrant or conversion of limited partnership interests) have been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act and such state “blue sky” or securities laws as may be applicable have been complied with and (b) the shares of Common Stock have been issued, delivered, and paid for, such shares of Common Stock will be legally issued, fully paid and nonassessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York Law and the federal laws of the United States of America.  We have, however, made an independent investigation of the Maryland General Corporation Law (consisting of an examination of such statute of such state) to the extent involved in our opinion expressed herein.

We hereby consent to be named in the Registration Statement to be filed by you with the Securities and Exchange Commission under the Securities Act as attorneys who have passed upon the legality of the Common Stock to be registered by the Registration Statement; and we further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP
STROOCK & STROOCK & LAVAN LLP